Exhibit 3

AGREEMENT AND PLAN OF MERGER OF

THE ROBERT MONDAVI CORPORATION
(A Delaware Corporation)

AND

THE ROBERT MONDAVI CORPORATION
(A California Corporation)

     THIS AGREEMENT AND PLAN OF MERGER dated as of August 20, 2004 (the “Agreement”) is between The Robert Mondavi Corporation, a Delaware corporation (“Mondavi Delaware”) and The Robert Mondavi Corporation, a California corporation (“Mondavi California”). Mondavi Delaware and Mondavi California are sometimes referred to herein as the “Constituent Corporations”.

Recitals

     A. Mondavi Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 105,000,000 shares, 100,000,000 of which are designated “Common Stock”, par value $0.001 per share (the “Mondavi Delaware Common Stock”), and 5,000,000 of which are designated Preferred Stock, par value $0.001 per share (the “Mondavi Delaware Preferred Stock”). The Mondavi Delaware Preferred Stock is undesignated as to series, rights, preferences, privileges or restrictions. As of the date hereof, 100 shares of Mondavi Delaware Common Stock are issued and outstanding, all of which are held by Mondavi California, and no shares of Mondavi Delaware Preferred Stock are issued and outstanding;

     B. Mondavi California is a corporation duly organized and existing under the laws of the State of California and has an authorized capital of 42,000,000 shares, 25,000,000 of which are designated “Class A Common Stock”, no par value per share (the “Class A Stock”), 12,000,000 of which are designated “Class B Common Stock”, no par value per share (the “Class B Stock”), and 5,000,000 of which are designated “Preferred Stock”, no par value per share (the “Preferred Stock”). The Preferred Stock is undesignated as to series, rights, preferences, privileges or restrictions. As of July 31, 2004, 10,678,399 shares of Class A Stock, 5,984,927 shares of Class B Stock and no shares of Preferred Stock were issued and outstanding;

     C. Pursuant to this Agreement, the parties hereto desire to merge Mondavi California with and into Mondavi Delaware with Mondavi Delaware surviving (the “Merger”);

     D. Pursuant to the Merger, among other things, each share of Class B Stock outstanding immediately prior to the Merger will be converted into 1.165 shares of Mondavi Delaware Common Stock and each share of Class A Stock outstanding immediately prior to the Merger will be converted into one share of Mondavi Delaware Common Stock;

     E. The respective Boards of Directors of Mondavi California and Mondavi Delaware have determined that the Merger, in the manner contemplated herein, is advisable and in the best interests of their respective corporations and stockholders, and, by resolutions duly adopted, have approved and adopted this Agreement and the Merger; and

     F. Mondavi California and Robert G. Mondavi, R. Michael Mondavi, Timothy J. Mondavi and Marcia Mondavi Borger (together, the “Mondavi Class B Holders”) have entered into a Voting Agreement, dated August 20, 2004 (the “Voting Agreement”), providing that, among other things, the Mondavi Class B Holders will vote their shares of (i) Class A Stock in favor of this Agreement and the Merger in the same proportion as holders of Class A Stock who are not the Mondavi Class B Holders vote in favor of the Merger Agreement and the Merger and (ii) Class B Stock in favor of this Agreement and the Merger.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Mondavi Delaware and Mondavi California hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE 1

MERGER

     Section 1.01. Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law and the California Corporations Code, Mondavi California shall be merged with and into Mondavi Delaware, the separate existence of Mondavi California shall cease and Mondavi Delaware shall survive the Merger and shall continue to be governed by the laws of the State of Delaware. Mondavi Delaware shall be, and is herein sometimes referred to as, the Surviving Corporation. The name of the Surviving Corporation shall be The Robert Mondavi Corporation.

     Section 1.02. Filing and Effectiveness. The Merger shall become effective when the following actions shall have been completed:

     (a) This Agreement and the Merger shall have been adopted and approved by the stockholders of each Constituent Corporation in accordance with the requirements of the Delaware General Corporation Law and the California Corporations Code;

     (b) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof;

     (c) An executed Certificate of Merger or an executed counterpart of this Agreement meeting the requirements of the Delaware General Corporation Law shall have been filed with the Secretary of State of the State of Delaware; and

     (d) Executed Articles of Merger or an executed counterpart of this Agreement meeting the requirements of the California Corporations Code shall have been filed with the Secretary of State of the State of California.

     The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Date of the Merger”.

     Section 1.03. Effect of the Merger. Upon the Effective Date of the Merger, the separate existence of Mondavi California shall cease and Mondavi Delaware, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger, (ii) shall be subject to all actions previously taken by its and Mondavi California’s Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Mondavi California in the manner more fully set forth in Section 259 of the Delaware General Corporation Law, (iv) shall continue to be subject to all of the debts, liabilities and obligations of Mondavi Delaware as constituted immediately prior to the Effective Date of the Merger and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Mondavi California in the same manner as if Mondavi Delaware had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law and the California Corporations Code.

ARTICLE 2

CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

     Section 2.01. Certificate of Incorporation. The Certificate of Incorporation of Mondavi Delaware as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

     Section 2.02. Bylaws. The Bylaws of Mondavi Delaware as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

     Section 2.03. Directors and Officers. The directors and officers of Mondavi California immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, or the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

ARTICLE 3

MANNER OF CONVERSION OF STOCK

     Section 3.01. Mondavi California Common Stock. Upon the Effective Date of the Merger, (i) each share of Class A Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one fully paid and nonassessable share of Mondavi Delaware Common Stock and (ii) each share of Class B Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into 1.165 fully paid and nonassessable shares of Mondavi Delaware Common Stock; provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Surviving Corporation shall arrange for the disposition of fractional interests by those entitled thereto by the mechanism of having (1) the transfer agent or other agent of the Surviving Corporation aggregate such fractional interests, (2) the shares resulting from the aggregation sold and (3) the net proceeds received from the sale allocated and distributed among the holders of the fractional interests as their respective interests appear.

     Section 3.02. Mondavi California Options, Stock Purchase Rights and Restricted Stock Units.

     (a) Upon the Effective Date of the Merger, the Surviving Corporation shall assume and continue the stock option plans and all other employee benefit plans of Mondavi California. Each outstanding and unexercised option to purchase Class A Stock shall become an option to purchase, and each restricted stock unit shall become a right to receive, Mondavi Delaware Common Stock on the basis of one share of Mondavi Delaware Common Stock for each share of Class A Stock issuable pursuant to any such option or restricted stock unit, on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such Mondavi California option or restricted stock unit at the Effective Date of the Merger. There are no options, purchase rights for or securities convertible into Class B Stock or Preferred Stock of Mondavi California.

     (b) A number of shares of Mondavi Delaware Common Stock shall be reserved for issuance upon the exercise of options or conversion of restricted stock units equal to the number of shares of Class A Stock so reserved immediately prior to the Effective Date of the Merger.

     Section 3.03. Mondavi Delaware Common Stock. Upon the Effective Date of the Merger, each share of Mondavi Delaware Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Mondavi Delaware, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares.

     Section 3.04. Exchange of Certificates. After the Effective Date of the Merger, each holder of an outstanding certificate representing shares of Mondavi California Common Stock may, at such stockholder’s option, surrender the same for cancellation to Mellon Investor Services as exchange agent (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Mondavi Delaware Common Stock into which the surrendered shares were converted as herein provided. Unless and until so surrendered, each outstanding certificate theretofore representing shares of Mondavi California Common Stock shall be deemed for all purposes to represent the number of shares of Mondavi Delaware Common Stock into which such shares of Mondavi California Common Stock were converted in the Merger.

     The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of stock of the Surviving Corporation represented by such outstanding certificate as provided above.

     Each certificate representing Mondavi Delaware Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Mondavi California so converted and given in exchange therefore, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, or other such additional legends as agreed upon by the holder and the Surviving Corporation.

     If any certificate for shares of Mondavi Delaware Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to the Surviving Corporation or the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

ARTICLE 4

CONDITIONS TO THE MERGER

     Section 4.01. Conditions to the Obligations of Each Constituent Corporation. The obligations of each Constituent Corporation to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) Stockholder Approval. This Agreement and the Merger shall have been adopted and approved by the holders of at least a majority of the outstanding shares of Class A Stock, and by holders of at least 60% of the outstanding shares of Class B Stock.

     (b) Registration Statement. The registration statement on Form S-4 to be filed in connection with the registration under the Securities Act of 1933 of the Mondavi Delaware Common Stock and containing the proxy statement to be sent to the stockholders of Mondavi California, in connection with their approval and adoption of this Agreement and the Merger, shall have been declared effective by the SEC and no stop order suspending the effectiveness of such registration statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

     (c) Nasdaq Quotation. The shares of Mondavi Delaware Common Stock to be exchanged in the Merger shall have been authorized for quotation on Nasdaq, subject to official notice of issuance.

     (d) HSR Filings. Any filings which may be required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1986, as amended (“HSR Filings ) shall be made and, if HSR Filings are required, the waiting periods (or any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

ARTICLE 5

GENERAL

     Section 5.01. Covenants of Mondavi Delaware. Mondavi Delaware covenants and agrees that it will, on or before the Effective Date of the Merger:

     (a) qualify to do business as a foreign corporation in the State of California and in connection therewith irrevocably appoint an agent for service of process as required under the provisions of Section 2105 of the California General Corporation Law;

     (b) file any and all documents with the California Franchise Tax Board necessary for the assumption by Mondavi Delaware of all of the franchise tax liabilities of Mondavi California; and

      (c) take such other actions as may be required by the California General Corporation Law.

     Section 5.02. Further Assurances. From time to time, as and when required by Mondavi Delaware or by its successors or assigns, there shall be executed and delivered on behalf of Mondavi California such deeds and other instruments, and there shall be taken or caused to be taken by Mondavi Delaware and Mondavi California such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Mondavi Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Mondavi California and otherwise to carry out the purposes of this Agreement, and the officers and directors of Mondavi Delaware are fully authorized in the name and on behalf of Mondavi California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     Section 5.03. Abandonment. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Mondavi California or of Mondavi Delaware, or of both, notwithstanding the approval of this Agreement by the shareholders of Mondavi California or by the sole stockholder of Mondavi Delaware, or by both, provided, however, that any abandonment shall require the approval of (i) the special committee of the board of directors of Mondavi California and (ii) such approvals of the Mondavi Class B Holders as shall be required pursuant to the Voting Agreement.

     Section 5.04. Amendment. This Agreement may not be altered, amended or supplemented except by an agreement in writing (i) signed by each of the parties hereto and by each of the Mondavi Class B Holders and (ii) approved by directors of the Constituent Corporations who are unaffiliated with the Mondavi Class B Holders, which agreement and approval are made at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretaries of State of the States of Delaware and California, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders of either Constituent Corporation shall not: (a)

alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation; (b) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

     Section 5.05. Registered Office. The registered office of the Surviving Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle and The Corporation Trust Company is the registered agent of the Surviving Corporation at such address.

     Section 5.06. Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 7801 St. Helena Highway, Oakville, California 94562 and copies thereof will be furnished to any stockholder of either Constituent Corporation, upon request and without cost.

     Section 5.07. Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the California Corporations Code.

     Section 5.08. Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement having first been approved by the resolutions of the Board of Directors of Mondavi Delaware Corporation, a Delaware corporation, and The Robert Mondavi Corporation, a California corporation, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

Mondavi Delaware Corporation a Delaware corporation

By:

Name:
Title:

ATTEST:

Name:
Title:

The Robert Mondavi Corporation a California corporation

By:

Name:
Title:

ATTEST:

Name:
Title: